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                                                                     EXHIBIT 3.5


                        EQUITY LIFESTYLE PROPERTIES, INC.

                   AMENDED AND RESTATED ARTICLES SUPPLEMENTARY

                                7,000,000 SHARES

        8.0625% SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK


         EQUITY LIFESTYLE PROPERTIES, INC. (the "COMPANY"), a Maryland corporation formerly known as MANUFACTURED HOME COMMUNITIES, INC., hereby certifies to the State Department of Assessments and Taxation of Maryland (the "DEPARTMENT") that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article V of the Articles of Amendment and Restatement of the Company filed with the Department on May 21, 1999 (the "CHARTER") and Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Company (the "BOARD OF DIRECTORS"), by resolutions duly adopted on March 16, 2005 has approved the amendment and restatement in their entirety of the Articles Supplementary designating 5,000,000 shares of the Company's authorized but unissued Preferred Stock, par value $.01 per share ("PREFERRED STOCK") as "9.000% Series D Cumulative Redeemable Perpetual Preferred Stock" to (1) increase the number of shares designated and authorized for issuance from 5,000,000 to 7,000,000, (2) change the name of the designated series to "8.0625% Series D Cumulative Redeemable Perpetual Preferred Stock," and (3) provide that the dividend thereon shall be 8.0625% per annum rather than 9.000% per annum.

         SECOND: The Board of Directors has unanimously adopted resolutions designating the aforesaid class of Preferred Stock as the "8.0625% Series D Cumulative Redeemable Perpetual Preferred Stock," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, terms and conditions of redemption and other terms and conditions of such 8.0625% Series D Cumulative Redeemable Perpetual Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Amended and Restated Articles Supplementary) and authorizing the issuance of up to 7,000,000 shares of 8.0625% Series D Cumulative Redeemable Perpetual Preferred Stock.

         THIRD: The series of Preferred Stock of the Company the designations and terms of which have been amended by the resolutions duly adopted by the Board of Directors and referred to in Articles FIRST and SECOND of these Amended and Restated Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:

         SECTION 1. DESIGNATION AND NUMBER. A series of Preferred Stock, designated the "8.0625% Series D Cumulative Redeemable Perpetual Preferred Stock" (the "SERIES D PREFERRED STOCK") is established. The number of shares of Series D Preferred Stock shall be 7,000,000.

         SECTION 2. RANK. The Series D Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to


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the Series D Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. For purposes of these Amended and Restated Articles Supplementary, the term "PARITY PREFERRED STOCK" shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series D Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company.

DISTRIBUTIONS. Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of equity securities ranking senior to the Series D Preferred Stock as to payment of distributions, holders of Series D Preferred Stock will be entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.0625% of the $25 liquidation preference per share of Series D Preferred Stock. All distributions shall be cumulative, shall accrue from September 29, 1999 (or, with respect to the Series D Preferred Stock registered for conversion of the 1,000,000 additional Series D Preference Units issued in March 2005, from the date of issuance of such additional Series D Preference Units) and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on the first of such dates to occur after September 29, 1999 (or, with respect to the Series D Preferred Stock registered for conversion of the 1,000,000 additional Series D Preference Units issued in March 2005, from the date of issuance of such additional Series D Preference Units) and, (ii) in the event of a redemption, on the redemption date (each such payment or redemption date, a "PREFERRED SHARES DISTRIBUTION PAYMENT DATE"). The amount of the distribution payable for any period will be computed based on the ratio of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a period to ninety (90) days. If any date on which distributions are to be made on the Series D Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series D Preferred Stock will be made to the holders of record of the Series D Preferred Stock on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be fifteen (15) Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a "DISTRIBUTION RECORD DATE"). Notwithstanding anything to the contrary set forth herein, each share of Series D Preferred Stock shall also continue to accrue all accrued and unpaid distributions up to the exchange date on any Series D Preference Unit (as defined in the Second Amended and Restated MHC Operating Limited Partnership Agreement of Limited Partnership, dated as of March 15, 1996 (the "PARTNERSHIP AGREEMENT"), as amended and supplemented through the date hereof) validly exchanged into such share of Series D Preferred Stock in accordance with the provisions of such Partnership Agreement.

         The term "BUSINESS DAY" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

         (a) Limitations on Distributions. No distributions on the Series D Preferred Stock shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.



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         (b) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series D Preferred Stock will accrue whether or not declared, whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series D Preferred Stock will accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

         (c) Priority as to Distributions. So long as any Series D Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Company ranking junior to the Series D Preferred Stock as to the payment of distributions or rights upon voluntary or involuntary dissolution, liquidation or winding-up (such Common Stock or other junior stock, collectively, "JUNIOR STOCK"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series D Preferred Stock, any Parity Preferred Stock or any Junior Stock, unless, in each case, all distributions accumulated on all Series D Preferred Stock and all classes and series of outstanding Parity Preferred Stock have been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment). The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of the Company ranking junior to the Series D Preferred Stock as to distributions and upon liquidation, winding-up or dissolution, (iii) purchase by the Company of such Series D Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to Article VII of the Charter to the extent required to preserve the Company's status as a real estate investment trust, (iv) any distributions to the Company necessary for it to maintain its status as a "real estate investment trust" under the Code, or (v) the redemption, purchase or other acquisition of Junior Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary of the Partnership or the Company.

                  (i) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series D Preferred Stock, all distributions authorized and declared on the Series D Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series D Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series D Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

         (d) No Further Rights. Holders of Series D Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

         SECTION 3. LIQUIDATION PREFERENCE. Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to equity securities ranking senior to the Series D Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series D Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of shares of the Company that ranks junior to the Series D Preferred Stock as to rights upon liquidation, dissolution



                                       3
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or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $25 per share of Series D Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series D Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, all payments of liquidating distributions on the Series D Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series D Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series D Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Company bear to each other.

         (a) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty
(60) days prior to the payment date stated therein, to each record holder of the Series D Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

         (b) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Company.

         (c) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution, or winding-up of the Company.

         SECTION 4. OPTIONAL REDEMPTION. (a) Right of Optional Redemption. The Series D Preferred Stock may not be redeemed prior to March 22, 2010. On or after such date, the Company shall have the right to redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days' written notice, at a redemption price (the "Redemption Price"), payable in cash, equal to $25 per share of Series D Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to the date of redemption. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units). Further, in order to ensure that the Company remains a qualified real estate investment trust for federal income tax purposes, the Series D Preferred Stock will also be subject to the provisions of Article VII of the Charter.

         (b) Limitation on Redemption. The Company may not redeem fewer than all of the outstanding shares of Series D Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series D Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series D Preferred Stock or Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders' sole discretion.

         (c) Procedures for Redemption. Notice of redemption will be (i) faxed, and (ii) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price,
(iii) the number of shares of Series D Preferred Stock to be redeemed, (iv) the place or places where such shares of Series D Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series D Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series D Preferred Stock. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

                  (i) If the Company gives a notice of redemption in respect of Series D Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the Series D Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the holders of the Series D Preferred Stock upon surrender of the Series D Preferred Stock by such holders at the place designated in the notice of redemption. If fewer than all Series D Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series D Preferred Stock, evidencing the unredeemed Series D Preferred Stock without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series D Preferred Stock or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series D Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series D Preferred Stock is improperly withheld or otherwise not paid by the Company, distributions on such Series D Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

         (d) Status of Redeemed Stock. Any Series D Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

         SECTION 5. Mandatory Redemption at Holders' Election.

         (a) Notwithstanding any provision herein to the contrary, so long as any shares of Series D Preferred Stock remain outstanding, in the event of the occurrence of a Covered Transaction (as defined below), the Company shall redeem, on the date such Covered Transaction is completed or occurs, all of



                                       5
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the Series D Preferred Stock outstanding at the Redemption Price, if redemption of the Series D Preferred Stock was elected in writing by the holders of not less than a majority of the then outstanding Series D Preferred Stock in accordance with this Section 6. The Company shall give written notice of a Covered Transaction to each of the respective holders of record of the Series D Preferred Stock, at their respective addresses as they appear on the transfer records of the Company, not less than thirty (30) days prior to the completion or occurrence of a Covered Transaction. Each of the holders of record of the Series D Preferred Stock shall have until 5:00 p.m. New York Time on the 15th day following receipt of such notice from the Company to give the Company notice of such holder's election that the Series D Preferred Stock be redeemed. Notwithstanding any provision herein to the contrary, with respect to a Covered Transaction that arises under clause (iii) of the definition of Covered Transaction set forth below, in the event that the Company so fails to qualify as a real estate investment trust for any reason other than an affirmative election by the Company not to qualify, (i) the Company shall give notice of the occurrence of a Covered Transaction to each of the holders of record of the Series D Preferred Stock within 15 days of discovery of such failure to qualify,
(ii) each of the holders of record of the Series D Preferred Stock shall have until 5:00 p.m. New York Time on the 15th day following receipt of such notice from the Company to give the Company notice of such holder's election that the Series D Preferred Stock be redeemed and (iii) if the holders of not less than a majority of the then outstanding Series D Preferred Stock have elected to have the Series D Preferred Stock redeemed, the Series D Preferred Stock shall be redeemed on a date not later than 45 days following the date of discovery of the Company's failure to qualify.

         (b) On or before the date of redemption, the Company shall give notice of redemption to the respective holders of record of the Series D Preferred Stock, at their respective addresses as they appear on the transfer records of the Company and the provisions of Section 5(c), other than the first sentence thereof, shall apply to such notice of redemption.

         (c) For purposes of this Section 6, the term "Covered Transaction" shall mean (i) the Company's completion of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act')) in which, as a result of such transaction, the Company's common stock is no longer registered under Section 12 of the Exchange Act, except that this clause (i) shall not apply to any delisting of the Company's common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (ii) the completion of any transaction or series of transactions that would result in a Reorganization Event (defined below) of the Company or (iii) the Company's failure (or election not) to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended (it being understood that a failure of the Company to satisfy a requirement specified in the Code for such treatment will not in and of itself constitute a "Covered Transaction" if the Company is permitted to and does in fact take mitigating actions which allow the Company to retain its status as a real estate investment trust).

         (d) For purposes of this Section 6, the term "Reorganization Event" shall mean (x) any sale or other disposition of all or substantially all of the assets of the Company or the Company, as the case may be, to an entity that is not an Affiliate of the Company; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Company, as the case may be, pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction will own less than a majority of the equity interests in the entity surviving such transaction; provided, however, a Reorganization Event shall not include any transaction contemplated by clauses (x) or (y) of this definition if the surviving entity has unsecured debt outstanding which is rated at least the lowest credit rating level established as investment grade by at least two of Standard & Poor's, Moody's Investor Service and Fitch Ratings (it being understood that as of the date of these amended and Restated Articles Supplementary the lowest investment grade rating of Standard & Poor's is BBB-, the lowest investment grade rating of Moody's Investor Service is Baa3 and the lowest



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investment grade rating of Fitch Ratings is BBB-) and such rating has been reaffirmed in light of the contemplated transaction.

         SECTION 6. VOTING RIGHTS. General. Holders of the Series D Preferred Stock will not have any voting rights, except as set forth below.

         (a) Right to Elect Directors. If at any time full distributions shall not have been timely made on any Series D Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive (a "PREFERRED DISTRIBUTION DEFAULT"), the holders such Series D Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on the Board of Directors (the "PREFERRED STOCK DIRECTORS") at a special meeting called by the holders of record of at least l0% of the outstanding shares of Series D Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series D Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full.

                  (i) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series D Preferred Stock, a special meeting of the holders of Series D Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the "PARITY SECURITIES") by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than forty-five (45) days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per $25 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series D Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority in interest of the Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series D Preferred Stock that would have been entitled to vote at such special meeting.

                  (ii) If and when all accumulated distributions and the distribution for the current distribution period on the Series D Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series D Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director



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may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series D Preferred Stock when they have the voting rights set forth in Section 7(b) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series D Preferred Stock when they have the voting rights set forth in Section 7(b) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

         (b) Certain Voting Rights. So long as any Series D Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series D Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series D Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or any stock which purport to be on parity with the Series D Preferred Stock as to either (but not both) distributions or rights upon dissolution, liquidation or winding up, or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock or any stock which purport to be on parity with the Series D Preferred Stock as to either (but not both) distributions or rights upon dissolution, liquidation or winding up is issued to an affiliate of the Company, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Company's Charter (including these Amended and Restated Articles Supplementary) or By-laws, whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Company's assets as an entirety, so long as (a) the Company is the surviving entity and the Series D Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series D Preferred Stock other preferred stock having substantially the same terms and same rights as the Series D Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series D Preferred Stock. Notwithstanding anything to the contrary contained in clause (ii) above, the Company may (x) create additional classes and series of Parity Preferred Stock and stock junior to the Series D Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, (y) increase the authorized number of shares of Parity Preferred Stock and stock junior to the Series D Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or both, and
(z) issue additional classes and series of Parity Preferred Stock and stock junior to the Series D Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, without the consent of any holders of Series D Preferred Stock, to any "affiliate" of the Company (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933), provided that any such Parity Preferred Stock or any stock which purport to be on parity with the Series D Preferred Stock as to either (but not both) distributions or rights upon dissolution, liquidation or winding up is issued with the consent of the majority of the independent directors of the Company's Board of Directors.

         SECTION 7. TRANSFER RESTRICTIONS. The Series D Preferred Stock shall be subject to the provisions of Article VII of the Charter.

         SECTION 8. NO CONVERSION RIGHTS. The holders of the Series D Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Company.

         SECTION 9. NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of the Series D Preferred Stock.

         SECTION 10. NO PREEMPTIVE RIGHTS. No holder of the Series D Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Company or any other security of the Company which it may issue or sell.

         FOURTH: The Series D Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

         FIFTH: These Amended and Restated Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         SIXTH: The undersigned Vice President of the Company acknowledges these Amended and Restated Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Company has caused these Amended and Restated Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and Chief Financial Officer and attested to by its Assistant Secretary on the 21st day of March 2005.

                           EQUITY LIFESTYLE PROPERTIES, INC.


                           By: /s/ Michael B. Berman
                               -------------------------------------------------
                               Name: Michael B. Berman
                               Title: Vice President and Chief Financial Officer


[SEAL]

ATTEST:

/s/ David W. Fell
---------------------------

The undersigned Vice President and Chief Financial Officer of Equity Lifestyle Properties, Inc., who executed on behalf of the corporation the Amended and Restated Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Amended and Restated Articles Supplementary to be the corporate act of said corporation and hereby certifies that the matter and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                           By: /s/ Michael Berman
                               -------------------------------------------------
                               Name: Michael B. Berman
                               Title: Vice President and Chief Financial Officer